SOURCE ENERGY CORPORATION REACHES AGREEMENT
           FOR PURCHASE OF SUBSTANTIAL ASSETS OF ENERGYTEC FOR STOCK

SALT LAKE CITY, Utah, November 18, 2004 - Source Energy Corporation [OTCBB:
SRCX] has entered into an agreement with Energytec, Inc. of Dallas, Texas, [Pink Sheet: EYTC] to purchase a substantial portion of the oil and gas properties and gas pipeline assets of Energytec for approximately 31 million shares of common stock of Source Energy. Energytec will distribute the Source Energy common shares to its stockholders pro rata. Following the distribution, Energytec shareholders will hold approximately 99 percent of the shares of Source Energy.

The principal Energytec assets to be sold to Source Energy include the:

* Trix-Liz, Talco, and Sugar Hill Fields in Titus County, Texas,

* Redwater Pipeline and its associated oil and gas properties located in Bowie, Cass, and Rains Counties, Texas,

* Sulphur Bluff Project located in Hopkins and Rains Counties, Texas, and

* Wyoming Thermal Recovery Project in Big Horn County, Wyoming.

Energytec will retain oil and gas properties in South Central Texas (Luling and Rockdale) and East Texas (Kilgore) as well as Comanche Well Service Corporation.

Frank W. Cole, Chairman and Chief Executive, and the senior management team of Energytec will move to the same positions in Source Energy. A new president and other officers and managers will be added to Energytec to continue to operate those assets not sold to Source.

The purpose of the transaction is to create a streamlined oil and gas company in Source Energy without the well service business that the public markets can value in relation to an existing peer group of oil and gas companies, while preserving for the Energytec shareholders liquidity through the public market and the opportunity for future appreciation in the value of their investment in Energytec and its assets. Source Energy shareholders will hold an interest in a substantially larger company with greater potential for future enhanced value.

In connection with the transaction Source Energy will sell its Utah oil well to Craig Carpenter, its president and director, because the continued operation of a single well in Utah would detract from the overall operations acquired from Energytec.

Source Energy will file a registration statement on Form S-4 to register distribution of the Source Energy common shares to the Energytec shareholders. Source Energy will also seek shareholder approval for sale of the Utah oil well and a name change to "Energytec." Energytec shareholders will be asked to approve the sale transaction and a change in its corporate name, which is yet to be selected. Following the closing of the transaction, quotations for the common stock of Source will be reported on the OTC Bulletin Board under the name Energytec, Inc. and a new symbol, and quotations for the common stock of Energytec will be reported on the Pink Sheets under a new name and symbol. The new symbols will be assigned by the NASD following closing.

For further information, call Craig Carpenter, President of Source Energy, at 801-943-5490.

The statements included in this document concerning management's plans and objectives constitute forward-looking statements pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to factors detailed in the company's Report to Shareholders; down-turns in the Company's primary markets; disruption to the Company's operations from acts of God or extended maintenance; and production and transportation difficulties. Accordingly no assurance can be given that events or results mentioned in any such forward-looking statements will in fact occur.

This press release is not an offer to sell, or a solicitation of an offer to purchase, any securities.